Exhibit 23.4

Sarah K. Milne, P.E. SME-RM Gustavson Associates LLC, a member of WSP
200 Union Blvd. Suite 440; Lakewood CO, 80228

CONSENT OF QUALIFIED PERSON

I, Sarah Milne, state that I am responsible for preparing or supervising the preparation of part of the technical report summary titled Technical Report Summary 2021 Spor Mountain Mine Delta, Utah with an effective date of 31 December 2021 as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)I consent to the public filing of the Technical Report Summary by Materion Corporation;

(b)the document that the Technical Report Summary supports is Annual Report on Form 10-K for the year ended December 31, 2021, as well as incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-88994, 333-127130, 333-133428, 333-133429, 333-145149, 333-173915, 333-173916, 333-173917, 333-195761, 333-195762, 333-217633, 333-217618) (the “Document”);

(c)I consent to the use of my name in the Document, to any quotation from or summarization in the Document of the parts of the Technical Report Summary for which I am responsible, and to the filing of the Technical Report Summary as an exhibit to the Document; and

(d)I confirm that I have read the Document, and that the Document fairly and accurately reflects, in the form and context in which it appears, the information in the parts of the Technical Report Summary for which I am responsible.

Dated at Lakewood Colorado USA this 10 of February 2022.

Sarah K. Milne, P.E. SME-RM

V1. 2021
Expert Consent_S-K 1300_SKMilne.docx